UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2019

Ecoark Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53361	30-0680177
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 NW J Street, Suite I, Bentonville, AR	72712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (479) 259-2977

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 11, 2019, Ecoark Holdings, Inc. (the “Company”), Ecoark Inc. (“Ecoark”), Pioneer Products, LLC (“Pioneer”), and Sable Polymer Solutions, LLC (the “Seller”) entered into an Asset Purchase Agreement (the “Agreement”) with Kal-Polymers Americas, LLC, (the “Purchaser”). The Seller is a wholly-owned subsidiary of the Company, through its subsidiaries Ecoark and Pioneer. Pursuant to the Agreement. the Seller sold substantially all of its assets to Purchaser as described in Item 2.01. The information under Item 2.01 is incorporated into this Item 1.01 by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On March 12, 2019 (the “Closing Date”), the Seller sold substantially all of its assets other than cash and accounts receivable, to the Purchaser for an aggregate cash purchase price, paid on the Closing Date, of $800,000 (the “Purchase Price”) plus $25,000 for a deposit paid to the Seller’s landlord. Further, the Purchaser shall reimburse the Seller for certain prorated items consisting of rents, utilities, taxes and certain expenditures for equipment that were agreed with the Seller prior to the Closing Date. The Purchaser also agreed to pay to the Seller a Valuation Amount consisting of 100% of the agreed-upon value of the Seller’s inventory, equal to approximately $727,600, which shall be paid within sixty days of the Closing Date. In addition to the Purchase Price, the prorated items and the Valuation Amount, the Purchaser shall assume certain commitments of Seller, including all future lease obligations effective as of the Closing Date. The Agreement contains customary representations and warranties, closing conditions and indemnification provisions.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Ecoark Holdings, Inc., Press Release, dated March 13, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2019	ECOARK HOLDINGS, INC.

	By:	/s/ Randy May
	Name:	Randy May
	Title:	Chief Executive Officer

2